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As filed with the Securities and Exchange Commission on June 15, 2017

Registration Statement No. 333-217224

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

Safety, Income and Growth, Inc.
(Exact name of registrant as specified in governing instruments)

1114 Avenue of the Americas
New York, New York 10036
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Jay Sugarman
Safety, Income and Growth, Inc.
Chief Executive Officer
1114 Avenue of the Americas
New York, New York 10036
Tel (212) 930-9400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Edward F. Petrosky, Esq. Bartholomew A. Sheehan III, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

                     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

                     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

                     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Common stock, $0.01 par value per share	$235,750,000	$27,323.43

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the offering price of common stock that may be sold if the option to purchase additional shares granted by the Registrant to the underwriters is exercised in full.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. Fee has been previously paid.

                     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

              Safety, Income and Growth, Inc. is filing this Amendment No. 4 (the "Amendment") to its Registration Statement on Form S-11 (Registration No. 333-217224) (the "Registration Statement") as an exhibit-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other expenses of issuance and distribution.

              The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$27,323.43
Financial Industry Regulatory Authority, Inc. filing fee	$35,862.50
New York Stock Exchange listing fee	$150,000.00
Legal fees and expenses (including Blue Sky fees)	$2,500,000.00
Accounting fees and expenses	$2,000,000.00
Printing and engraving expenses	$250,000.00
Transfer agent fees and expenses	$15,000.00
Miscellaneous	$5,671,814.07

Total	$10,650,000.00	*

*
iStar has agreed to pay the underwriting discounts and commissions payable to the underwriters in connection with the offering to which this registration statement relates, our other expenses incurred in connection with such offering and our expenses incurred in connection with the concurrent iStar placement as described in the prospectus forming a part of this registration statement, in an aggregate amount not to exceed $25 million.

Item 32.    Sales to Special Parties.

              None.

Item 33.    Recent sales of unregistered securities.

              On April 14, 2017, we issued 2,775,000 shares of our common stock to iStar for an aggregate purchase price of $55.5 million, 2,125,000 shares of our common stock to GICRE for an aggregate purchase price of $42.5 million and 750,000 shares of our common stock to LA for an aggregate purchase price of $15 million. All of the foregoing issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

              Concurrently with the completion of this offering, iStar will purchase shares of our common stock having an aggregate value of $45.0 million, equivalent to 2,250,000 shares of our common stock based on the mid-point of the initial public offering price range set forth on the cover page of the prospectus constituting part of this registration statement, at a price per share equal to the initial public offering price in the offering to which the prospectus relates. The foregoing issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 34.    Indemnification and limitation of directors' and executive officers' liability.

              Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and executive officers to the maximum extent permitted by Maryland law.

              The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or executive officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and executive officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or executive officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or executive officer had reasonable cause to believe that the act or omission was unlawful.

              However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

              In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

              Our charter and bylaws obligate us to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or executive officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

  •
  any individual who, while a director or executive officer of our company and at our request, serves or has served as a director, executive officer, partner, member manager, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

  •
  any individual who served any predecessor of our company in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

              Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

              Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors and executive officers and (ii) our executive officers who are former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such.

              Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of proceeds from stock being registered.

              None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial statements and exhibits.

(a)
Financial Statements.

              See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b)
Exhibits.    The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number		Exhibit description
1.1		Form of Underwriting Agreement among Safety, Income and Growth, Inc., Safety Income and Growth Operating Partnership LP, SFTY Manager LLC and the underwriters named therein
2.1	**	Agreement and Plan of Merger between Safety, Income and Growth, Inc. and SIGI Acquisition, Inc.
3.1	**	Form of Articles of Amendment and Restatement of Safety, Income and Growth, Inc.
3.2	**	Form of Bylaws of Safety, Income and Growth, Inc.
4.1		Specimen Common Stock Certificate of Safety, Income and Growth, Inc.
5.1	**	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1		Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	**	Form of First Amended and Restated Limited Partnership Agreement of Safety Income and Growth Operating Partnership LP
10.2	**†	Form of Equity Incentive Plan
10.3	**	Form of Indemnification Agreement
10.4	**	Form of Management Agreement

Exhibit number		Exhibit description
10.5	**	Form of Exclusivity Agreement
10.6		Form of Revolving Credit Agreement
10.7	**	Form of Registration Rights Agreement among Safety, Income and Growth, Inc. and iStar Inc.
10.8	**	Form of Initial Portfolio Agreement
10.9	**	Stockholder's Agreement, between Safety, Income and Growth, Inc. and SFTY Venture LLC
10.10	**	Stockholder's Agreement, between Safety, Income and Growth, Inc. and SFTY VII-B, LLC
10.11	**	Registration Rights Agreement, among Safety, Income and Growth, Inc., SFTY Venture LLC and SFTY VII-B, LLC
10.12	**	Loan Agreement, dated March 30, 2017, among Barclays Bank PLC, JP Morgan Chase National Association and Bank of America, N.A., the company and the company subsidiaries named therein as borrower
10.13		Form of Option GNL Agreement
10.14		Form of Assignment, Assumption and Transfer Agreement
21.1	**	List of subsidiaries of Safety, Income and Growth, Inc.
23.2	**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2		Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	**	Consent of PricewaterhouseCoopers
23.4	**	Consent of Rosen Consulting Group
23.5		Consent of Marcum LLP
24.1	**	Power of Attorney (included on the signature page of the registration statement)
99.1	**	Consents of director nominees

**
Previously filed.

†
Indicates management contract or compensatory plan.

Item 37.    Undertakings.

  1.
  (a)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  2.
  (b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities

    Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  3.
  (c)    The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 15, 2017.

Safety, Income and Growth, Inc.
By:	/s/ JAY SUGARMAN
	Name:	Jay Sugarman
	Title:	Chief Executive Officer

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ JAY SUGARMAN Jay Sugarman	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	June 15, 2017
* Dean Adler	Director	June 15, 2017
Jesse Hom	Director	June 15, 2017
/s/ GEOFFREY G. JERVIS Geoffrey G. Jervis	Chief Operating and Chief Financial Officer (Principal Accounting and Financial Officer)	June 15, 2017
* /s/ JAY SUGARMAN Jay Sugarman Attorney in Fact

 EXHIBIT INDEX

Exhibit number		Exhibit description
1.1		Form of Underwriting Agreement among Safety, Income and Growth, Inc., Safety Income and Growth Operating Partnership LP, SFTY Manager LLC and the underwriters named therein
2.1	**	Agreement and Plan of Merger between Safety, Income and Growth, Inc. and SIGI Acquisition, Inc.
3.1	**	Form of Articles of Amendment and Restatement of Safety, Income and Growth, Inc.
3.2	**	Form of Bylaws of Safety, Income and Growth, Inc.
4.1		Specimen Common Stock Certificate of Safety, Income and Growth, Inc.
5.1	**	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1		Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	**	Form of First Amended and Restated Limited Partnership Agreement of Safety Income and Growth Operating Partnership LP
10.2	**†	Form of Equity Incentive Plan
10.3	**	Form of Indemnification Agreement
10.4	**	Form of Management Agreement
10.5	**	Form of Exclusivity Agreement
10.6		Form of Revolving Credit Agreement
10.7	**	Form of Registration Rights Agreement among Safety, Income and Growth, Inc. and iStar Inc.
10.8	**	Form of Initial Portfolio Agreement
10.9	**	Stockholder's Agreement, between Safety, Income and Growth, Inc. and SFTY Venture LLC
10.10	**	Stockholder's Agreement, between Safety, Income and Growth, Inc. and SFTY VII-B, LLC
10.11	**	Registration Rights Agreement, among Safety, Income and Growth, Inc., SFTY Venture LLC and SFTY VII-B, LLC
10.12	**	Loan Agreement, dated March 30, 2017, among Barclays Bank PLC, JP Morgan Chase National Association and Bank of America, N.A., the company and the company subsidiaries named therein as borrower
10.13		Form of Option GNL Agreement
10.14		Form of Assignment, Assumption and Transfer Agreement
21.1	**	List of subsidiaries of Safety, Income and Growth, Inc.
23.2	**	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2		Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	**	Consent of PricewaterhouseCoopers
23.4	**	Consent of Rosen Consulting Group
23.5		Consent of Marcum LLP
24.1	**	Power of Attorney (included on the signature page of the registration statement)
99.1	**	Consents of director nominees

**
Previously filed.

†
Indicates management contract or compensatory plan.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other expenses of issuance and distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent sales of unregistered securities.
  Item 34. Indemnification and limitation of directors' and executive officers' liability.
  Item 35. Treatment of proceeds from stock being registered.
  Item 36. Financial statements and exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX